Exhibit 10.7

INO Therapeutics

Long Term Incentive Plan Grant Certificate

Employee Name:	Elizabeth Larkin

Effective Date of Grant:	January 1, 2006

Grant Amount:	19,600 units

Baseline Value:	$5.64

Vesting Date:	January 1, 2011

We are very pleased to present you with this Long-term Incentive Plan Grant.  As a recipient of this grant, you share in the growth and performance of our Company.  The potential value of your Long-term Incentive Plan units depends on the success of our organization.

We congratulate you on your performance to date.  As we progress as a Company, we’re counting on every employee to make a difference for our future.

Shown below is a statement of your Long Term Incentive Plan account balance:

Grant Date	Grant Amount	Baseline Value	Vesting Date
Jan 1, 2002	17,400 units	$2.84	Jan 1, 2007
Jan 1, 2003	25,400 units	$2.80	Jan 1, 2008
Jan 1, 2004	19,800 units	$4.32	Jan 1, 2009
Jan 1, 2005	19,000 units	$5.12	Jan 1, 2010
Jan 1, 2006	19,600 units	$5.64	Jan 1, 2011

When your units vest, you will receive a cash payout equal to the appreciation of the units.  This year you will receive an LTIP payout of $24,426.00 (less taxes) with respect to 6,900 units granted on January 1, 2001.

This grant is non-transferable and has no cash value.  The Company makes no guarantee on the future performance of the Company, or on the appreciation of Long-term Incentive Plan units.  This certificate does not represent a contract of employment or assurance of future programs or grants.  All aspects of this plan are governed by the INO Long-Term Inventive Plan document.